Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations	Media Relations
John Bakewell	Meara Murphy
978-436-7073	978-671-8508

LANTHEUS HOLDINGS ANNOUNCES APPOINTMENT OF

MARY ANNE HEINO AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

North Billerica, Mass., (August 28, 2015) – Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products, today announced the appointment of Mary Anne Heino as the new President and Chief Executive Officer and a director of the Company. Ms. Heino replaces Jeff Bailey, who has served as President and Chief Executive Officer and a director of the Company since January 2013 and is retiring from operational management to focus on Board positions. Mr. Bailey will continue with the Company on a consulting basis until March 31, 2016 and will work with Ms. Heino to ensure a smooth transition.

Ms. Heino, age 55, brings to the Company more than 25 years of diverse pharmaceutical industry experience. Joining the Company in April 2013 as Chief Commercial Officer, Ms. Heino was promoted to Chief Operating Officer in March 2015.

“Since Mary Anne has joined the Company, she has demonstrated impressive leadership and a deep understanding of our business and industry, first heading our global commercial team and then adding our sophisticated manufacturing and global sourcing operations to her responsibilities,” said Brian Markison, Chairman of the Board of the Company. “Mary Anne’s strong commercial and operational skills and strategic vision will be a great asset for us as we focus on continued growth of the Company.” Prior to joining the Company, Ms. Heino led Angelini Labopharm LLC and Labopharm USA in the roles of President and Senior Vice President of World Wide Sales and Marketing. Before that, Ms. Heino served in numerous capacities at Centocor, Inc., a Johnson & Johnson Company, including Vice President Strategic Planning and Competitive Intelligence, Vice President Sales, Executive Director

Customer Relationship Management and Senior Director Immunology Marketing. Ms. Heino began her professional career with Janssen Pharmaceutica as a Sales Representative in June 1989 and worked her way up to the role of Field Sales Director in 1999. Ms. Heino received her Master’s in Business Administration from the Stern School of Business at New York University. She earned a Bachelor’s of Science in Nursing from the City University of New York and a Bachelor’s of Science in Biology from the State University of New York at Stony Brook.

Speaking about Ms. Heino, Mr. Bailey said, “I have had the pleasure of working with Mary Anne for many years at both Lantheus and Johnson & Johnson. She is an excellent leader with a proven track record, and I am proud that she will be taking the reins from here.”

Speaking about Mr. Bailey, Mr. Markison said, “I have now worked with Jeff Bailey on three separate occasions, and he has again done a great job, this time as President and CEO of the Company since January 2013. During his tenure, Jeff has helped diversify our supply chain, enhance operational efficiencies, grow both revenues and margins, and deleverage our balance sheet. On behalf of the Board and everyone at the Company, I thank Jeff for all he has done and wish him all the best in his new endeavors.”

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., which is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs.

LMI has more than 500 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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